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                                                                       EXHIBIT 5


              OPINION OF HARWELL HOWARD HYNE GABBERT & MANNER, P.C.

July 18, 2001

Celeris Corporation
1801 West End Avenue
Suite 750
Nashville, Tennessee 37203


Ladies and Gentlemen:

         We have acted as special counsel to Celeris Corporation (the "Company") in connection with the first amendment of the Celeris Corporation Employee Stock Purchase Plan pursuant to a registration statement on Form S-8, as filed with the Securities and Exchange Commission (the "Registration Statement"). This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and with agencies of such states and other jurisdictions as may be necessary in the course of complying with the laws of such states and jurisdictions regarding the offering and sale of the stock in accordance with the Registration Statement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "ACCORD") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, assumptions, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

         We have examined originals, or certified or photostatic copies of such statutes, records, regulations, certificates of the officers of the Company and of public officials, and such other information as we have deemed necessary for purposes of rendering this opinion.

         In stating our opinion, we have assumed: (i) that all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; and
(ii) that the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder.

         On the basis of such review, but subject to the limitations expressed herein, we are of the opinion, as of the date hereof, that the securities being registered by the Registration Statement will, when sold as contemplated under the Registration Statement, be legally issued, fully paid and non-assessable.

         Our opinion herein is limited solely to the laws of the United States of America and the corporate law of the State of Tennessee. We have assumed for purposes of this opinion that the laws of the State of Minnesota are identical to the internal laws of the State of Tennessee. Pursuant to Section 21 of the Accord, Section 5 of the Accord is excluded for purposes of applying the Accord to the assumption made in the immediately preceding sentence. In rendering the opinion set forth herein, we have relied upon the documents referenced above and have made no independent verification or investigation of factual matters pertaining thereto or to the Company.


                                    Very truly yours,


                                    /s/ Harwell Howard Hyne
                                        Gabbert & Manner, P.C.
                                    --------------------------------------------
                                    HARWELL HOWARD HYNE
                                    GABBERT & MANNER, P.C.